M LAUNCHING NOW



AUCTION DEMAND RISING

Alex Katz

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Appreciating Prices on This Style

This is a large-scale work in Alex Katz's iconic portrait style. Recent paintings in this style have reached up to $971K at auction. **This one is offered at $500K.**



Darisa, (2015)

Sold For $971,229

March 2025, Christie's



Corinne, (2007)

Available Now: $500,000

September 2025, Masterworks

See offering circular for full list of similar sales.

Our Data: Katz Reaching New Heights

Katz's Artist Market Index indicates his market has expanded at an annual rate of 8.2% since 2005,* making it nearly five times larger today than it was then.



Artist Index (2005-2025)
8.2% Annual Growth Rate
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The Masterworks Artist Market Index (pictured above) tracks price growth of works sold at public auction while controlling for factors including scale, period, and size. See Offering Circular for full methodology.

Built-in Discount to Internal Appraised Value

Before acquisition, our team valued Corinne at $600,000. We acquired from a motivated seller, and are offering it now for $500,000, a **~17% discount** to that appraised value.


Fair Market Value
$600K
Offering Size
~17% Discount
$500K

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Offering Circular Below

MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

*The Masterworks Artist Market Index ("Artist Market Index") illustrates an estimate of auction price movement in a particular artist's market over time based on a hedonic model that controls for quality and sale timing differences. The index incorporates estimated current prices for a work sold historically based on human input from internal Masterworks and external art market experts, as well as machine learning categorization trained on human input to control for features representative of work quality. Each artwork included in the auction sale data set is given a scaled quality score based on its unique characteristics, such as image, size, creation year and historical sale data. A regression model uses these inputs to measure how an artist's market has moved over a representative time period. The Artist Market Index relies on a combination of objective auction data and subjective assessments of artwork quality differences and accordingly may be prone to variability and should be used only as a general estimate of an artist's overall market performance and as a tool to compare historical performance of different artist markets. For more information see "Risk Factors" in Important Disclosures and the Offering Circular.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate. Museum affiliation with artists is not an endorsement of Masterworks.

On September 3, 2025, the Artwork was appraised by Masterworks at a fair market value of $600,000. The fair market value appraisal, a copy of which is filed as Exhibit 99.10 to the offering statement of which this offering circular is an integral part, is relevant only as of the date it was issued and is subject to important qualifications and limitations as set forth therein. Although the Company believes the appraisal provides relevant information for investors, it should only be viewed as a statement of opinion, and undue emphasis should not be placed on the appraised amount. For more information on Masterworks appraisal methodology, conflicts of interest and other important considerations, see "Description of Business – Art Appraisals" in this offering circular.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.